UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934, as amended

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☐	Preliminary Information Statement

☒	Definitive Information Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

AAA PUBLIC ADJUSTING GROUP, INC.

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

This Information Statement is being mailed on or about December 12, 2011, to all holders of record at the close of business on December 10, 2011, of  the $.001 par value common stock of AAA Public Adjusting Group, Inc., a Florida corporation (the "Company"), in connection with resolutions of the Board of Directors and the written consent of the holders of greater than 50% of the Company's common stock providing for an reverse stock split of the Company's commons stock.

The record date for the reverse stock split is December 24, 2011. The reverse stock split will be effective on or about December 24, 2011. Because the reverse stock has already been approved by a majority of the shares entitled to vote, you are not required to take any action. This Information Statement is your notice that the reverse stock split change has been approved, and you will receive no further notice when the reverse stock split becomes effective.

Following the reverse stock split, the stock certificates you now hold will continue to be valid. There is no present intention to deliver new stock certificates on account of the old stock certificates unless requested by a selling stockholder. If after the effective date of the Company's reverse stock split you wish to receive new stock certificates, you may do so by contacting the Company's registrar and transfer agent.

No vote is being required under this information statement. No proxy is included for voting. The Board of Directors of the Company is furnishing this Information Statement to all holders of record of the issued and outstanding shares of the Company’s common stock, $0.001 par value, as of the close of business on December 24, 2011 (the “Record Date”), in connection with an Amendment to the Company’s Articles of Incorporation (“Amendment”) to effectuate a 1-for-20 reverse stock split.

This information statement is being furnished in connection with action taken by shareholders holding a majority of the voting power of our company. On December 9, 2011, shareholders owning 59,092,000 shares, or approximately 52.9% of the total outstanding shares on such date, approved a reverse split of the outstanding shares of common stock at the rate of one-for-twenty (1:20). The reverse stock split will be effective upon final processing and effectiveness of the Corporate action by FINRA .

There will not be a meeting of shareholders and none is required under Florida Statutes when an action has been approved by written consent of the holders of a majority of the outstanding shares of our common stock.

This information statement is first being mailed on or about December 12, 2011, to the holders of our outstanding common stock as of December 24, the record date selected by the Board of Directions for the pay date of the reverse stock split. On December 9, 2011, we had 111,672,355 shares of our common stock outstanding. Holders of the common stock were entitled to cast one vote for each share of common stock then registered in such holder's name, with such majority vote being necessary for the authorization to the Board of Directors for the keeping of the same amount of authorized shares in the Corporation after the reverse stock split is effective.

The Florida Statutes, Chapter 607, and the Company’s Articles of Incorporation and bylaws, allow for the approval, by the Board of Directors, without the authorization of the holders of outstanding stock of each voting group which otherwise would be entitled to vote thereon. As such, on December 1, 2011, the Board of Directors voted by unanimous written consent, as well as by consent of the majority shareholders of the common shares, to effect a reverse division of the common shares outstanding in the ratio of twenty to one (20:1).  The Board of Directors also adopted a resolution which resolved to adopt the majority shareholder vote to amend the Articles of Incorporation to keep the authorized shares of the Corporation’s common shares at 250,000,000 shares.

The Florida Statutes, Chapter 607, and the Company’s bylaws allow its shareholders to approve the Amendment without a meeting, without prior notice and without a vote if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to  authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted (here, a majority of the outstanding shares of common stock). The voting members in the vote are the holders of a majority of the issued and outstanding shares of the Company’s common stock. The voting majority has approved the Amendment by written consent dated effective as of the Approval Record Date. Accordingly, your approval and vote in connection with the Amendment was not and is not required and is not being solicited.

Section 607.1302 of the Florida Statutes gives you the rights of a dissenting owner if you choose to exercise those rights. The rights of dissenting owners are found in Florida Statutes Sections 607.1301 to 607.1333, inclusive.

SECURITY OWNERSHIP OF CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT

At December 9, 2011, we had 111,672,355 shares outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of December 9, 2011, by each person known to us to own beneficially more than 5% of the outstanding shares of our common stock; by each of our directors and executive officers; and by all of our directors and executive officers as a group:

Name and Address	Title or Office	Shares Held	Percentage of Class

Unless otherwise indicated, this column reflects amounts as to which the beneficial owner has sole voting power and sole investment power. The information set forth in this table is derived from filings made by the named persons under Section 13 and/or Section 16 of the Exchange Act and from information otherwise provided to the Company and filed with the Securities and Exchange Commission.

ONE-FOR-TWENTY REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK

The Board of Directors has approved a resolution to effect a one-for-twenty (1:20) reverse split of our issued and outstanding shares of common stock (the "Reverse Stock Split"). The Board of Directors has, pursuant to  set the close of business on the twentieth day following the mailing of this Information Statement to the shareholders as the date on which the Reverse Stock Split will become effective. Each share of common stock issued and outstanding immediately prior to that effective date will be reclassified as and changed into one-half of one share of common stock.

The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of common stock. At the time of the approval of the Reverse Stock Split by the shareholders on December 9, 2011, we had 111,672,355 shares outstanding, which number will be reduced to approximately 5,583,618 shares as a result of the Reverse Stock Split (assuming that no post-Reverse Stock Split shares of Common Stock are issued in lieu of fractional shares and assuming that no additional shares have been issued or retired subsequent thereto). The respective relative voting rights and other rights that accompany the common stock will not be altered by the Reverse Stock Split, and the common stock will continue to have a par value of $.001 per share. Consummation of the Reverse Stock Split will not alter the number of our authorized shares of common stock, which will remain at 250,000,000.

Holders of fractional shares shall have such shares rounded up to the next share amount of less than one share is held. Otherwise, if more than one share is held, then rounding shall be to the next whole number.

Reasons for the Reverse Stock Split

The Reverse Stock Split is being undertaken to position the company for the future business opportunity of purchase of controlling interest by Queste Capital. Management believes that the current number of shares outstanding is too large to compensate any one individual or group bringing a new business venture or opportunity to us and create a stable market for the common stock if such a market should thereafter develop.

Reverse Stock Split is a Pre-Cursor to Change in Control

Queste Capital entered into the share purchase agreement for purchase of control of the Registrant, through the acquisition of a control block of shares. The Agreement is to be executed within 45 days, and results in a net purchase price of $300,000 to the selling shareholders. Queste will move the operating entity of Queste Capital an opportunity-based hospitality and entertainment development Company. Queste Capital is a Nevada corporation established in 2010. The Company’s focus on its corporate strategic objective starts with its unique business model. The business model has an opportunistic approach in its positioning in today’s hospitality environment. This approach will take advantage of the low cost real estate and construction costs and a unique and one-of-a-kind location. The model transforms the project into a high revenue producing asset with a myriad of cash generating sources.

Future Dilution; Anti-Takeover Effects

There may be certain disadvantages suffered by shareholders as a result of the Reverse Stock Split. These disadvantages include an increase in dilution to present shareholders' percentage ownership of the common stock because of the additional authorized shares of common stock which would be available for future issuance by the Company. Under the purchase agreement with Queste Capital, there is a delivery portion of control of 95% to be made to Queste. Current Current shareholders, in the aggregate, own approximately 40 % of current authorized shares of common stock under our present capital structure, and would own 2.1% of the authorized shares of common stock under our post-split capital structure, assuming that the proposed Reverse Stock Split is consummated.  This is not being done for any reason to protect the Corporation from takeover.

Management is aware of the purchase agreement entered into with Queste Capital, which calls for the delivery of a 95% controlling interest in the Company. Therefore there is in place an agreement for the control transfer of the Company to Queste Capital after such transfer of control. Therefore the voting shareholders, were aware of the purchase agreement and made such vote in conformance with the sale of their portion of control of the Company.

The Board of Directors believes that the consummation of the Reverse Stock Split and the changes which would result there from will not cause us to terminate registration of our common stock under the Securities Exchange Act of 1934, as amended, or to cease filing reports there under.

Federal Income Tax Consequences

The Reverse Stock Split should not result in any taxable gain or loss to shareholders for U.S. federal income tax purposes. As a result of the Reverse Stock Split, the U.S. tax basis of common stock received as a result of the Reverse Stock Split will be equal, in the aggregate, to the basis of the shares exchanged for the common stock. For U.S. federal income tax purposes, the holding period of the shares immediately prior to the effective date of the Reverse Stock Split will be included in the holding period of the common stock received as a result of the Reverse Stock Split.

SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

Exchange of Certificates

As soon as is practicable following the effective date of the Reverse Stock Split, shareholders will be notified and offered the opportunity at their own expense to surrender their current certificates to our stock transfer agent in exchange for the issuance of new certificates reflecting the Reverse Stock Split. Commencing on the effective date of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares of common stock will be deemed for all purposes to evidence ownership of post-Reverse Stock Split shares of common stock, as the case may be. No fractional shares of common stock will be issued, and, in lieu thereof, a whole share will be issued to any shareholders entitled to a fraction of a share of common stock.

Determination by Board to Abandon Reverse Stock Split

In accordance with Florida law and notwithstanding approval of the proposal by shareholders, at any time prior to the effective date of the Reverse Stock Split, the Board of Directors may, in its sole discretion, abandon the proposal without any further action by shareholders.

Effectiveness of the Reverse Split

The Reverse Stock Split will become effective at the close of business on the twentieth day following the mailing of this information statement to our shareholders.

No Appraisal Rights

Under Florida law, our shareholders are not entitled to appraisal rights with respect to the Reverse Stock Split.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock is not required for approval of the Reverse Stock Split under Florida corporate statutes. However, approval by the majority of the holders of common shares is required for approval of the Company choosing to keep its Management has obtained this approval through the written consent of shareholders owning a majority of the voting control of our company. Thus, a meeting to approve the Reverse Stock Split is unnecessary, and management decided to forego the expense of holding a meeting to approve this matter.

ADDITIONAL INFORMATION

The Company will pay the expenses of furnishing this Information Statement, including the cost of preparing, assembling and mailing this Information Statement. The Company anticipates that this Information Statement will be sent or given on or about December 12, 2011 to the record holders of common stock as of the close of business on the Approval Record Date, and that the Amendment will be filed with the Florida Department of State and become effective no earlier than the 20th day after this Information Statement is sent or given to those holders of common stock.

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company receives contrary instructions from one or more of the security holders. The Company will undertake to deliver promptly upon written or oral request a separate copy of this Information Statement to a security holder at a shared address to which a single copy of the documents was delivered.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PLEASE READ THE ENTIRE DOCUMENT. Further information is available by request or can be accessed on the Internet. Our company is subject to the informational requirements of the Exchange Act, and in accordance therewith files annual and quarterly reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us can be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. You can read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. A copy of any public filing is also available, at no charge, by contacting our President, Christopher Lombardi, at (954) 894-0043.

By Order of the Board of Directors

/s/ Christopher Lombardi

Christopher Lombardi, Director

Hollywood, Florida

December 12, 2011

APPENDIX A – FORM OF CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF AAA PUBLIC ADJUSTING GROUP, INC	A – 1